                                                              EXHIBIT (a)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated May 21, 1999, and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Merrill Lynch, Pierce, Fenner & Smith Incorporated
         or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      Notice of Offer to Purchase for Cash

              39,259,305 of the Outstanding Shares of Common Stock

                                      of

                              Global Crossing Ltd.

                                       at

                      $62.75 Net Per Share of Common Stock

                                       by

                                U S WEST, Inc.

  U S WEST, Inc., a Delaware corporation (the "Offeror"), hereby offers to purchase 39,259,305 of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock" or the "Shares"), of Global Crossing Ltd., a company formed under the laws of Bermuda (the "Company"), at a purchase price of $62.75 per share of Common Stock (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 21, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").
--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

The Offer is being made pursuant to a Tender Offer and Purchase Agreement, dated as of May 16, 1999 (the "Agreement"), between the Company and the Offeror. The Offer is conditioned upon the satisfaction of certain terms and conditions described in the Offer to Purchase.
If more than 39,259,305 Shares of Common Stock are validly tendered and not withdrawn prior to the Expiration Date (defined below), Shares so tendered shall be accepted for payment on a pro rata basis (adjusted to avoid acceptance for payment of fractional Shares).

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH AT THIS TIME TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

  The purpose of the Offer is to facilitate the terms and conditions and the transactions contemplated thereby of the Agreement and Plan of Merger, dated as of May 16, 1999, between the Offeror and the Company. The terms and provisions of the Offer to Purchase are incorporated herein by reference and the Offeror urges each holder of Shares to read the Offer to Purchase in its entirety.
  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Offeror and not withdrawn, if and when the Offeror gives oral or written notice to The Bank of New York (the "Depositary") of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR.
  Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such shares into the Depositary's account at the Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal.
  If by 12:00 Midnight, New York City time, on June 18, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, subject to the terms and conditions of the Agreement, the Offeror reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, and
(ii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all tendered Shares until the expiration of the Offer, as extended. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 18, 1999, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. Subject to the limitations set forth in the applicable rules and regulations of the Commission and subject to the terms and conditions of the Agreement, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay payment for any Shares regardless of whether such Shares were therefore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not therefore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 of the Offer to Purchase and (ii) at any time and from time to time, to amend the Offer in any respect.
  Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 19, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following the procedures described in the Offer to Purchase. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror in its sole discretion, which determination will be final and binding. None of the Offeror, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
  The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
  The Company has provided the Offeror its list of stockholder and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
  Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer material may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager, and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                            New York, New York 10004
                                 (800) 755-5001
                                  (toll free)

                        Bankers and Brokers Please Call:
                                 (212) 843-8500

                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & Co.

                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (Call Collect)


May 21, 1999